UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

NORTHWEST INDIANA BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS
COMPENSATION OF AND TRANSACTIONS WITH OFFICERS AND DIRECTORS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
APPROVAL OF THE COMPANY’S AMENDED AND RESTATED
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SHAREHOLDER PROPOSALS
SHAREHOLDER COMMUNICATIONS
CODE OF ETHICS
ANNUAL REPORT ON FORM 10-K
INCORPORATION BY REFERENCE
Appendix A

NorthWest Indiana Bancorp
9204 Columbia Avenue
Munster, Indiana 46321
(219) 836-4400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 20, 2005

     Notice is hereby given that the Annual Meeting of Shareholders of NorthWest Indiana Bancorp (the “Company”) will be held at the Corporate Center of Peoples Bank, 9204 Columbia Avenue, Munster, Indiana, on Wednesday, April 20, 2005, at 8:30 A.M., for the following purposes:

     (1) To elect three directors;

     (2) To ratify the appointment of Crowe Chizek and Company LLC as the independent registered public accounting firm for the year ending December 31, 2005;

     (3) To adopt the Amended and Restated 2004 Stock Option and Incentive Plan, which among other things, expands the scope of the plan; and

     (4) To consider and act upon any other business as may properly come before the meeting or any adjournment thereof.

     All shareholders of record at the close of business on February 28, 2005 will be entitled to vote at the meeting or any adjournment thereof.

     It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy card in the accompanying addressed, postage-prepaid envelope. In order to avoid the additional expense of further solicitation, we ask your cooperation in mailing your proxy card promptly. If you attend and vote at the meeting, your proxy will be canceled.

Jon E. DeGuilio,
Executive Vice President and Secretary

Dated: March 25, 2005

(ANNUAL REPORT CONCURRENTLY MAILED)

NorthWest Indiana Bancorp
9204 Columbia Avenue
Munster, Indiana 46321
(219) 836-4400

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 20, 2005

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of NorthWest Indiana Bancorp (the “Company”) of proxies to be voted at the Annual Meeting of Shareholders (the “Meeting”) to be held at 8:30 A.M., on Wednesday, April 20, 2005, at the Corporate Center of Peoples Bank, located in Munster, Indiana, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors knows of no matters, other than those reported below, which are to be brought before the Meeting. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     At the close of business on February 28, 2005, the record date for the Meeting, there were 2,777,665 shares of the Company’s Common Stock outstanding and entitled to vote at the Meeting. On all matters, including the election of directors, each shareholder will have one vote for each share held.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company’s Secretary or by attendance at the Meeting. Unless revoked, a proxy will be voted at the Meeting in accordance with the instructions thereon, or, if no instructions are given, FOR the election as directors of all nominees listed under Proposal 1 and FOR Proposals 2 and 3. Directors will be elected by a plurality of the votes cast. Each of Proposals 2 and 3 is subject to the vote of the holders of a greater number of shares favoring such proposal than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. Because none of the proposals to be considered at the meeting requires the affirmative vote of a specified number of outstanding shares (they require only a plurality or a majority of the shares voted), neither the non-voting of shares nor abstentions on a specific proposal will affect the determination of whether such proposal will be approved.

     The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, the Company’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation. It is expected that this Proxy Statement and the accompanying Notice of Annual Meeting and form of proxy will first be mailed to shareholders on or about March 25, 2005.

ELECTION OF DIRECTORS

(Proposal No. 1)

Nominees

     The Board of Directors currently is comprised of eleven directors divided into three classes, two of which have four directors each and one of which has three directors, with the term of one class expiring each year. Each director serves until the annual meeting of shareholders held in the year that is three years after such director’s election and thereafter until such director’s successor is elected and qualified. Each of the Company’s directors also serves on the Board of Directors of the Company’s wholly owned subsidiary, Peoples Bank SB (the “Bank”), for a term running concurrently with his or her term on the Company’s Board of Directors.

     The nominees for election this year are Frank J. Bochnowski, Lourdes M. Dennison and Joel Gorelick. Each has been nominated by the Board of Directors for election as a director for a term to expire at the 2008 annual meeting of shareholders and until his or her successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy, absent contrary instructions thereon, to vote such proxy for the election to the Board of Directors of these three individuals. Gloria C. Gray, who has been a director since 1982, will retire from the Board of Directors effective as of the date of the 2005 Annual Meeting of Shareholders. The Board has not nominated anyone to fill the vacancy that will be created upon Mrs. Gray’s retirement, and proxies cannot be voted for a greater number of persons than the number of nominees named.

     Each nominee has consented to be named herein and to serve as a director if elected. However, if any nominee becomes unavailable for election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person.

     Unless otherwise indicated in a footnote to the following table, the principal occupation of each director and nominee has been the same for the last five years, and each such director or nominee possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by him or her.

				Shares
		Present		Beneficially		Percent
		Principal	Director	Owned on		of
Name	Age	Occupation	Since	February 28, 2005		Class
		NOMINEES FOR DIRECTOR
		(Term expiring at annual meeting of shareholders in 2008)

Frank J. Bochnowski	66	Retired; formerly Executive Vice President and Secretary of the Company (2)	1999	27,120	(1)	0.97%

Lourdes M. Dennison	63	Executive Coordinator Asian American Medical Association; Managing Partner DNT LLC, a real estate investment partnership (4)	1983	66,852	(3)	2.41%

Joel Gorelick	57	Executive Vice President and Chief Lending Officer of the Company	2000	53,903	(5)	1.94%

				Shares
		Present		Beneficially		Percent
		Principal	Director	Owned on		of
Name	Age	Occupation	Since	February 28, 2005		Class
		DIRECTORS CONTINUING IN OFFICE
		(Term expiring at annual meeting of shareholders in 2006)

David A. Bochnowski	59	President and Chief Executive Officer of the Company (2)	1977	318,514	(5)	11.41%

James L. Wieser	57	Attorney with Wieser & Sterba, Schererville, Indiana (2)	1999	10,184		0.37%

Kenneth V. Krupinski	57	Certified Public Accountant and Principal with Swartz Retson, P.C., Merrillville, Indiana	2003	3,060		0.11%

Anthony Puntillo, D.D.S., M.S.D.	38	Orthodontist, President of Puntillo Orthodontics, P.C.	2004	500		0.02%

		(Term expiring at annual meeting of shareholders in 2007)

Leroy F. Cataldi	69	Retired Pharmacist and owner of Cataldi Rx Shoppe, Sauk Drugs and Southlake Pharmacy	1977	63,975	(6)	2.30%

Edward J. Furticella	58	Former Executive Vice President and CFO of the Company. Currently Continuous Lecturer at Purdue University, Calumet Campus	2000	62,202	(5)	2.23%

Stanley E. Mize	63	Retired; formerly President of Stan Mize Towne & Countree Auto Sales, Inc., Schererville, Indiana	1997	27,811	(7)	1.00%

		DIRECTOR RETIRING FROM OFFICE

Gloria C. Gray	75	Retired	1982	62,982	(8)	2.27%

(1)	Includes 7,632 shares owned by Mr. Bochnowski’s spouse. Also includes stock options representing 9,450 shares of Common Stock which were exercisable at, or within 60 days of, February 28, 2005.

(2)	Frank J. Bochnowski and David A. Bochnowski are first cousins. James L. Wieser is the brother-in-law of Jon E. DeGuilio, an executive officer of the Company.

(3)	Includes 50,200 shares owned by Mrs. Dennison’s spouse.

(4)	Prior to December 2002, Ms. Dennison was Administrative Director, Kumpol Dennison Surgical Corp. in Merriville, Indiana.

(5)	For further information regarding the beneficial ownership of these shares, see “Security Ownership By Certain Beneficial Owners and Management” below.

(6)	Includes 1,915 shares owed by Mr. Cataldi’s spouse.

(7)	Includes 3,135 shares owned by Mr. Mize’s spouse.

(8)	Includes 400 shares owned by Mrs. Gray’s spouse.

The Board of Directors recommends a vote FOR the nominees listed above.

Meetings and Committees of the Board of Directors

     The Board of Directors conducts its business through meetings of the Board and its committees. During the year ended December 31, 2004, the Board held 12 meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such Board member served. Nine of the Company’s ten Directors in office at that time attended the Company’s 2004 annual meeting of shareholders.

     The Board of Directors has appointed an Executive Committee, composed of Directors David Bochnowski, Frank Bochnowski, Dennison, Cataldi and Mize. The Executive Committee is authorized to exercise the powers of the Board of Directors between regular Board meetings, except with respect to the declaration of dividends and other extraordinary corporate transactions. All actions of the Executive Committee are reviewed and ratified by the full Board of Directors.

     The Board of Directors has a Nominating and Corporate Governance Committee which currently consists of Directors Mize (Chairman), F. Bochnowski, Cataldi, Dennison, Gray, Krupinski, and Puntillo. Each member of the Nominating and Corporate Governance Committee is “independent,” as such term for nominating committee members is defined in the listing standards of the Nasdaq Stock Market. The Board of Directors has adopted a written Charter of the Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website at www.ibankpeoples.com. The primary functions of the Nominating and Corporate Governance Committee are to retain and terminate any search firm to be used to identify director candidates; to assess the need for new directors and report annually to the Board with an assessment of the Board’s performance; to review and reassess the adequacy of the Company’s Corporate Governance Guidelines and recommend any proposed changes to the Board for approval; to lead the Board in its annual review of the Board’s performance; to recommend to the Board director nominees for each committee of the Company; to review and reassess the adequacy of its written charter; and to annually review its own performance. The Nominating and Corporate Governance Committee identifies potential nominees for director based on specified objectives in terms of the composition of the Board, taking into account such factors as areas of expertise and geographic, occupational, gender, race and age diversity. Nominees will be evaluated on the basis of their experience, judgment, integrity, ability to make independent inquiries, understanding of the Company and willingness to devote adequate time to Board duties. During the year ended December 31, 2004, the Nominating and Corporate Governance Committee held one meeting.

     The Nominating and Corporate Governance Committee also will consider director candidates recommended by the Company’s shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee for next year’s annual meeting of shareholders should send the recommendation to the Company’s Secretary, 9204 Columbia Avenue, Munster, Indiana 46321, who will forward it to the Board. Any such recommendation should include a description of the candidate’s qualifications for Board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at next year’s annual meeting of shareholders, rather than recommend the individual to the Board as a potential nominee, must comply with the advance notice requirements described under “Shareholder Proposals.”

     The Board of Directors has appointed an Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is composed of Directors Mize, Wieser (Chairman) and Krupinski. All of the members of the Audit Committee are independent within the meaning of the listing standards of the Nasdaq Stock Market, with the exceptions of Director Wieser who is not considered to be independent because he is the brother-in-law of Jon E. DeGuilio, an executive officer of the Company, and Director Krupinski who is not considered to be independent because Swartz Retson, P.C. (the accounting firm of which he is a principal) received payments from the Company over the past three years for tax work provided by Swartz Retson to the Company’s trust department and related title company and because Director Krupinski’s son was employed by the Company as a summer intern in 2004. The Board of Directors has determined that Director Krupinski is an “audit committee financial expert,” as that term is defined in the Exchange Act.

     The Audit Committee functions as the Company’s liaison with its external auditors and reviews audit findings presented by the Company’s internal auditor. The Audit Committee, along with the external auditors and internal auditor, monitors controls for material weaknesses and/or improvements in the audit function. The Audit Committee also monitors or, if necessary, establishes policies designed to promote full disclosure of the Company’s financial condition. The Board of Directors has adopted a written Charter for the Audit Committee, a copy of which is available on the Company’s website at www.ibankpeoples.com. During the year ended December 31, 2004, the Audit Committee held ten meetings.

     The Board of Directors has appointed a Compensation Committee composed of Directors Dennison, Gray, Krupinski and Mize (Chairman). Each member of the Compensation Committee is “independent,” as such term for compensation committee members is defined in the listing standards of the Nasdaq Stock Market, is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and is an “outside director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee is responsible for reviewing, determining and establishing the compensation of directors and (as the Bank’s Compensation Committee) the salaries, bonuses and other compensation of the executive officers of the Bank. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.ibankpeoples.com. During the year ended December 31, 2004, the Compensation Committee held two meetings.

COMPENSATION OF AND TRANSACTIONS WITH OFFICERS AND DIRECTORS

Summary Compensation Table

     The following table sets forth, for the years ended December 31, 2004, 2003, and 2002, the cash and non-cash compensation received by each executive officer who earned in excess of $100,000 from the Bank during 2004. The Company itself pays no compensation to its employees, and each of the named executive officers holds a similar position with the Bank. Each of the named executive officers has been employed by the Company or the Bank for more than five years.

				Long-Term
				Compensation Awards
				Restricted
Name and		Annual Compensation		Stock		All Other
Principal Position	Year	Salary	Bonus (1)	Awards (2)	Options (3)	Compensation (4)
David A. Bochnowski	2004	$277,423	$86,469	$24,400	3,225	$48,446
Chairman and Chief	2003	258,162	119,180	24,600	4,000	48,909
Executive Officer	2002	242,611	118,812	0	5,000	44,617

Joel Gorelick	2004	$153,176	$34,500	$12,200	1,500	$16,849
Executive Vice President	2003	146,567	50,520	12,300	2,500	17,588
and Chief Lending Officer	2002	139,947	50,825	0	3,000	15,394
of Banking and Lending

Robert T. Lowry	2004	$96,963	$13,000	$0	425	$10,666
Senior Vice President,	2003	91,969	17,795	2,460	1,150	11,036
Chief Financial Officer	2002	87,614	17,520	0	900	9,638
and Treasurer (5)

Edward J. Furticella	2004	$156,877	$36,000	$12,200	1,500	$17,256
Former Executive Vice	2003	150,453	51,860	12,300	2,500	18,054
President, Chief Financial	2002	143,616	51,350	0	4,000	15,798
Officer and Treasurer (6)

Jon E. DeGuilio	2004	$121,092	$13,000	$0	800	$13,320
Executive Vice President,	2003	115,376	19,030	0	1,750	13,845
General Counsel and	2002	109,772	25,200	0	1,250	12,075
Secretary

(1)	“Bonus” amounts represent annual payments under the Bank’s incentive program, which is open to all employees who have been employed by September 30th of each plan year. The incentive program is based upon the Company’s return on assets, return on equity and earnings per share. See “Cash Incentive Program.”

(2)	The dollar amounts shown in this column represent the market value of the restricted stock awarded under the Company’s 1994 Stock Option and Incentive Plan and are calculated by multiplying the closing price of the Company’s Common Stock on the date of award by the number of shares awarded. Holders of restricted stock are eligible to vote the shares and to receive dividends, if any. During 2004, the total number of shares of restricted stock awarded to the executive officers named in the Summary Compensation Table above were: Mr. Bochnowski: 800 shares; Mr. Gorelick: 400 shares; Mr. Lowry: 0 shares; Mr. Furticella: 400 shares; and Mr. DeGuilio: 0 shares. The restricted stock awards will vest in full on January 21, 2009. As of December 31, 2004, the number and value (based on the closing price of the Company’s Common Stock on December 31, 2004) of the unvested restricted stock awards held by the executive officers named in the Summary Compensation Table above were as follows: Mr. Bochnowski: 1,800 shares ($67,500); Mr. Gorelick: 900 shares ($33,750); Mr. Lowry: 100 shares ($3,750); Mr. Furticella: 900 shares ($33,750); and Mr. DeGuilio: 0 shares ($0).

(3)	“Options” reflects options granted to acquire the listed number of shares of Common Stock. The options shown as granted in 2004 were based on performance in 2003.

(4)	“All Other Compensation” includes contributions by the Bank under its Profit Sharing Plan on behalf of Messrs. Bochnowski, Gorelick, Lowry, Furticella and DeGuilio of $22,550, $16,849, $10,666, $17,256 and $13,320, respectively, for 2004; $24,000, $17,588, $11,036, $18,054 and $13,845, respectively, for 2003; and $22,000, $15,394, $9,638, $15,798 and $12,075, respectively, for 2002. Mr. Bochnowski’s other compensation also includes for each of 2004, 2003, and 2002, (i) premiums in the amount of $17,930 per year paid by the Bank for disability insurance and term insurance on Mr. Bochnowski’s life pursuant to his employment agreement described below and (ii) credits in the amount of $7,966, $6,979, and $4,687, respectively, under the Bank’s Unqualified Deferred Compensation Plan.

(5)	Mr. Lowry became Chief Financial Officer of the Company on November 15, 2004. He formerly was the Company’s Controller.

(6)	Mr. Furticella retired from the Company on November 15, 2004.

Compensation of Directors

     All directors who are not also officers of the Company or the Bank receive an annual director’s fee from the Bank of $20,000. Directors are reimbursed for expenses incurred in connection with attendance at Board and Committee meetings.

Employment Agreement

     The Bank entered into an employment agreement with David A. Bochnowski as President and Chief Executive Officer, effective March 1, 1988 and amended January 18, 1992. The agreement has a three-year term and provides for annual extensions for additional one-year terms, subject to annual review by the Bank’s Board of Directors, unless Mr. Bochnowski gives written notice that the agreement will not be extended further. The agreement provides for a minimum annual salary of $150,000 and for annual salary review by the Board of Directors, as well as inclusion of Mr. Bochnowski in any discretionary bonus plans, customary fringe benefits, vacation and sick leave. The agreement is terminable by the Bank for “cause”, defined in the agreement as termination for dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar minor offenses) or final cease-and-desist order or a material breach of the agreement. If the Bank were to terminate Mr. Bochnowski without cause, or in the event of his death during the term of the agreement, Mr. Bochnowski or his estate would be entitled to a continuation of his salary for a period of one year thereafter. Mr. Bochnowski may terminate his agreement upon three months’ notice to the Bank.

     The agreement provides that in the event of the termination of Mr. Bochnowski’s employment after any change in “control” of the Company or a change in the capacity or circumstances in which he is employed as contemplated by the agreement, he will be promptly paid a sum equal to 2.99 times the average annual compensation he received during the five-year period immediately prior to the date of the change of control. “Control” is defined in the agreement by reference to the control determinations set forth in federal banking regulations, which generally define “control” as the acquisition by any person or entity of the ownership or power to vote more than 25% of the stock of a bank or its holding company, although under certain circumstances control may occur upon the acquisition of 10% of such stock unless successfully rebutted.

     Mr. Bochnowski’s agreement provides that in the event he becomes disabled during the term of the agreement, he shall continue to receive his full compensation for the first 18 months from the date of such disability, at which time the Bank may terminate the agreement and Mr. Bochnowski shall receive 60% of his monthly salary at the time he became disabled until the earlier of his death or his normal retirement date under the Bank’s Profit Sharing Plan. The agreement provides that these amounts shall be offset by any amounts paid to Mr. Bochnowski under any other disability program maintained by the Bank. The agreement also requires the Bank to maintain term insurance on Mr. Bochnowski’s life in the amount of $750,000, payable to his designated beneficiaries.

1994 Stock Option and Incentive Plan

     Until its expiration in February 2004, the Company had a 1994 Stock Option and Incentive Plan (the “1994 Option Plan”). Pursuant to the 1994 Option Plan, an aggregate of 240,000 shares of the Company’s Common Stock were reserved for issuance in respect of incentive awards granted to officers and other employees of the Company and the Bank. Awards granted under the 1994 Option Plan were in the form of incentive stock options within the meaning of Section 422 of the Code, or non-incentive stock options or restricted stock.

2004 Stock Option and Incentive Plan

     The Board of Directors adopted the 2004 Stock Option and Incentive Plan (the “2004 Option Plan”), which was approved by shareholders at the 2004 annual meeting. Pursuant to the 2004 Option Plan, the maximum number of shares with respect to which awards may be made under the 2004 Option Plan is 250,000 shares. The shares with respect to which awards may be made under the 2004 Option Plan may either be authorized and unissued shares or unissued shares reacquired and held as treasury shares. The purpose of the 2004 Option Plan is to promote the long-term interests of the Company and its shareholders by providing a means for attracting and retaining officers and employees of the Company and its Affiliates. The 2004 Option Plan is administered by a Committee consisting of Directors Mize, Gray, Dennison and Krupinski, each of whom is a “non-employee director” as provided under Rule 16b-3 of the Exchange Act, and an “outside director” as provided under Code Section 162(m). The Committee has full and complete authority and discretion, except as expressly limited by the 2004 Option Plan, to grant options and to provide the terms and conditions (which need not be identical among participants) thereof. As of December 31, 2004, approximately 168 employees were eligible to be considered for awards under the 2004 Option Plan. The Company’s Board of Directors has adopted an Amended and Restated 2004 Stock Option and Incentive Plan, which is being submitted to shareholders for approval at the Meeting. See “Approval of the Company’s Amended and Restated 2004 Stock Option and Incentive Plan.”

Equity Compensation Plan Information

     The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options under the 1994 Option Plan and the 2004 Option Plan as of December 31, 2004. The 2004 Option Plan currently is the Company’s only existing equity compensation plan under which awards may be granted and the Company does not have any equity compensation plans that have not been approved by shareholders.

Number of securities to be	Weighted-average	Number of securities remaining
issued upon exercise of	exercise price of	available for future issuance
outstanding options	outstanding options	(excluding outstanding options)
116,157	$22.26	250,000	(1)

(1)	These shares may be issued in connection with awards of incentive stock options, non-incentive stock options or restricted stock under the 2004 Option Plan.

Option Grants

     During the year ended December 31, 2004, a total of 11,450 stock options were granted under the 1994 Option Plan to the executive officers named in the Summary Compensation Table. In each case, the exercise price per share was equal to the fair market value of the Common Stock at the time of the grant.

     The table below sets forth further information regarding grants of stock options during the year ended December 31, 2004, to the persons named in the Summary Compensation Table.

					Potential Realizable
					Value at Assumed
		% of Total			Annual Rates of Stock
	Number of	Options Granted	Exercise		Price Appreciation for
	Options	to Employees	Price	Expiration	Option Term (2)
Name	Granted	in Fiscal Year	(per share)	Date (1)	5%	10%
David A. Bochnowski	3,225	28.2%	$30.00	1/21/2014	$26,735	$59,050

Joel Gorelick	1,500	13.1	30.00	1/21/2014	12,435	27,465

Robert T. Lowry	425	3.7	30.00	1/21/2014	3,523	7,782

Edward J. Furticella	1,500	13.1	30.00	1/21/2014	12,435	27,465

Jon E. DeGuilio	800	7.0	30.00	1/21/2014	6,632	14,648

(1)	Options listed in the table first become exercisable on the fifth anniversary of the date of grant and expire upon the executive’s termination of employment for cause or for any other reason other than death, disability or retirement. All options become immediately exercisable upon the commencement of a tender or exchange offer for the Common Stock, or upon a change in control of the Company.

(2)	The dollar amounts under these columns are based on the 5% and 10% rates set by the Securities and Exchange Commission (the “SEC”) and are not intended to forecast possible appreciation of the Company’s stock price. The calculations assume a five-year option term because historically, substantially all outstanding options have been exercised by the holders during the fifth year of the option term.

Option Exercises and Year-End Option Values

     The table below sets forth certain information regarding each exercise of options during the year ended December 31, 2004 by the persons named in the Summary Compensation Table and the unexercised options held by them at December 31, 2004.

	Number		Number of		Value of Unexercised
	of Shares		Unexercised		In-The-Money
	Acquired	Value	Options Held At		Options At
Name	on Exercise	Realized (1)	December 31, 2004		December 31, 2004
			Exercisable	Unexercisable	Exercisable	Unexercisable
David A. Bochnowski	4,575	$53,738	8,200	20,145	$131,200	$264,333

Joel Gorelick	4,800	81,600	0	14,000	0	193,405

Robert T. Lowry	0	0	2,950	5,000	51,025	68,876

Edward J. Furticella	3,300	43,784	1,531	13,500	24,496	182,255

Jon E. DeGuilio	0	0	0	5,800	0	74,575

(1)	The value is calculated based on the difference between the option exercise price and the closing price of the Company’s Common Stock on the date of exercise, multiplied by the number of shares to which the exercise relates.

Benefits

     Employees’ Savings and Profit Sharing Plan and Trust. The Bank maintains an Employees’ Savings and Profit Sharing Plan and Trust (the “Profit Sharing Plan”) for all employees who meet the plan qualifications. Employees are eligible to participate in the Profit Sharing Plan on the first day of the month coincident with or next following the date upon completion of one year of employment, age 18, and completion of 1,000 hours of employment. The Employees’ Savings Plan feature allows employees to make pre-tax contributions to the limitations imposed by Code Section 401(k). Participants electing pre-tax contributions are always 100% vested in their contributions and the earnings on their investments. Participants can also borrow from their pre-tax contributions pursuant to uniform provisions meeting the requirements of the Code, using their account assets as collateral. The Profit Sharing Plan feature is non-contributory on the part of the employee. Contributions to the Profit Sharing Plan made by the Bank are discretionary and are based on the Bank’s financial performance. The Bank contributed $530,000 to the Profit Sharing Plan for the year ended December 31, 2004. The amounts of these contributions on behalf of the executive officers named in the Summary Compensation Table are included in that table under the column “All Other Compensation.” Profit Sharing benefits vest on the following scale: two years of service, 40% of benefits accrued through the prior plan year; three years of service, 60% of benefits accrued through the plan year; four years of service, 80% of benefits accrued through the prior plan year; and five years of service, 100% of benefits accrued through the prior plan year. Participants become 100% vested in the employer contributions and earnings thereon credited to their account upon their death, approved disability or attainment of age 65 while employed with the Bank.

     Unqualified Deferred Compensation Plan. The Bank adopted an Unqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) during 1995. The purpose of the Deferred Compensation Plan is to provide deferred compensation to key senior management employees of the Bank in order to recognize their substantial contributions to the Bank and to provide them with additional financial security as inducement to remain with the Bank. The Deferred Compensation Plan is administered by the Bank’s Compensation Committee. In order to be eligible for participation in the

Deferred Compensation Plan, an employee must hold a key management, full-time position in which he has the opportunity to impact significantly on the annual operating success of the Bank. Of those eligible employees, the Compensation Committee selects which persons shall be participants in the Deferred Compensation Plan. Participants’ accounts are credited each year with an amount based on a formula involving the participant’s employer-funded contributions under all qualified plans and the limitations imposed by Code subsection 401(a)(17) and Code section 415. Following the cessation of the employment of the participant by the Bank for any reason, including the participant’s death, the participant’s account is distributed to the participant (or, in the event of his death, to his designated beneficiary) in a lump sum cash payment. Currently, David A. Bochnowski is the only participant in the Deferred Compensation Plan. For the year ended December 31, 2004, the Bank credited $7,966 to Mr. Bochnowski’s account under the Deferred Compensation Plan. This amount is included in Mr. Bochnowski’s compensation in the Summary Compensation Table under the column “All Other Compensation.”

     Supplemental Executive Retirement Plan. In December 1999, the Bank established a Supplemental Executive Retirement Plan (the “Supplemental Retirement Plan”) as an unfunded, non-qualified deferred compensation plan. The purpose of the Supplemental Retirement Plan is to provide a means for the payment of supplemental retirement benefits to a select group of key senior management employees, in recognition of their substantial contributions to the operation of the Bank, and to provide those individuals with additional financial security. The Board of Directors determines the Plan participants and contributions. At December 31, 2004, there were no participants in the Supplemental Retirement Plan.

     Bank Loans. From time to time, the Bank makes loans to the Company’s directors and officers and their family members, subject to the insider lending restrictions of Regulation O under the Federal Reserve Act. All of such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and do not involve more than the normal risk of repayment or present other unfavorable features. Loans made to a director or executive officer in excess of $500,000 must be approved in advance by the disinterested members of the Bank’s Board of Directors.

     Health and Insurance Benefits. The Bank provides health and accident benefits for all full-time employees. Dependent coverage is provided at the employee’s expense through a group insurance plan upon request. Term life insurance is provided for all employees who have completed one year of employment with more than 1,000 hours of service and have reached their 18th birthday. The Bank also provides a split-dollar life insurance arrangement for all officers at the vice president level and above. In the event of a covered individual’s death while employed by the Bank, both the Bank and the individual’s beneficiaries would receive benefits. The benefits that would be payable to beneficiaries of each of Messrs. Bochnowski, Gorelick, Lowry, Furticella and DeGuilio are $200,000, $150,000, $100,000, $150,000 and $150,000, respectively. The Company also sponsors a defined benefit postretirement plan that provides comprehensive major medical benefits to all eligible retirees of the Company. Eligible retirees are those who have attained age 65, have completed at least 18 years of service and are eligible for coverage under the employee group medical plan as of the date of their retirement. Currently, the Company pays 37% of the retiree medical coverage premium, and retirees pay 100% of the premiums for all dependent medical coverage.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors establishes the compensation of the Bank’s executive officers. In setting compensation levels, the Company seeks to create a cost-effective and fair package that will attract, retain, and motivate the finest employees available to the Company and the Bank. The Bank compensates each executive officer based primarily on the following factors:

▪	The executive’s level of job responsibility and performance;

▪	The Company’s performance; and

▪	Compensation available from comparable companies and rivals for an executive’s services.

     The Company structures compensation to motivate executives to achieve the Company’s strategic goals. Accordingly, executive compensation is linked to the Company’s short-term and long-term performance.

     The Committee also attempts to maintain the Company’s compensation package at a level consistent with compensation paid by comparable firms. The Committee considered various surveys, including those available from SNL Securities, Cole Financial, Inc. and America’s Community Bankers.

     Cash Incentive Program

     The Compensation Committee and the Board have established an incentive compensation system designed to offer positive salary rewards for peak performance to all employees. The incentive compensation is geared towards rewarding performance that results in increased profitability of the Company. In addition, incentive compensation is awarded for consistent performance tied to corporate goals rather than short-swing profits. The incentive compensation is discretionary and approved by the Board on an annual basis, as strategic goals are achieved.

     The incentive compensation is paid from a pool of funds created each year based on the Company’s return on equity, return on assets, and increase in earnings per basic share. Each of the three measures is tied to a factor, which is then multiplied by the Company’s annual net income after incentive compensation expense to determine the incentive compensation pool. The Board also has the discretion to increase the size of the incentive compensation pool to reward outstanding performance consistent with long and short-range goals. No Board discretionary funds were included in the 2004 incentive compensation pool. The incentive compensation pool is generally allocated to the Bancorp’s employees in the following manner: 30% to the Chief Executive Officer, 52% to Vice Presidents (including Executive and Senior Vice Presidents) and 18% to other employees. The Chief Executive Officer, with Board approval, may reallocate a portion of his incentive compensation pool to the other compensation pools.

     The allocated incentive compensation pools can be utilized to supplement the cash remuneration of the Bancorp’s management according to the following guidelines: Vice Presidents up to 10% of salary; Senior Vice Presidents up to 20% of salary; Executive Vice Presidents up to 35% of salary; and Chief Executive Officer up to 50% of salary. The incentive compensation for Vice Presidents, Senior Vice Presidents and Executive Vice Presidents is awarded based on a performance review by the Chief Executive Officer, which is reviewed and approved by the Bancorp’s Compensation Committee and Board. The performance review incorporates the following criteria: strategic plan implementation and goal achievement; leadership based on communication, responsiveness, efficiencies, focus and innovation; professional growth; and community involvement. The Compensation Committee and Board conduct the Chief Executive Officer’s performance review and determine his incentive compensation.

     Utilizing the above described factors, effective January 31, 2005, the Compensation Committee and the Board authorized the payment of cash incentive compensation for the year ended December 31, 2004. The amount granted to each Named Executive Officer is set forth in the “Summary Compensation Table” above.

     Equity Based Compensation

     Stock options and restricted stock granted under the Company’s 1994 Option Plan provide a direct link between executive compensation and long-term creation of shareholder value. Customarily, options and shares of restricted stock awarded by the Company do not become exercisable until five years after the grant (barring a change in control in the Company). Further, the options and shares of restricted stock are forfeited immediately upon the termination of employment of an executive for cause or for any reason other than death, disability, or retirement. An Options Committee, composed of Compensation Committee members Dennison, Gray, Mize and Krupinski in 2004, proposed awards of options and restricted stock for 2004 based upon (1) the Company’s earnings, (2) the Company’s performance when compared to its peers, (3) the Company’s achievement of strategic goals, and (4) the executive’s performance. Options were awarded as set forth in the “Option Grants” table above and shares of restricted stock were awarded as set forth in the “Summary Compensation Table” above.

     Compensation of Chief Executive Officer

     David A. Bochnowski’s compensation for 2004 was determined in accordance with the same procedures and standards as for the other executive officers of the Company. For 2004, the Committee procured a report on executive compensation from Cole Financial, Inc. to assist the Committee in evaluating Mr. Bochnowski’s compensation under the comparability standards described above. Taking into account the Company’s asset and net income growth, return on assets and return on equity results, and operating expenses, the Cole Report concluded that Mr. Bochnowski’s compensation (salary, incentive and options) was competitive when compared to similarly performing peers. The Cole Report also found that the compensation (salary, incentive and options) paid to Messrs. Gorelick, Furticella, DeGuilio and Lowry was also competitive. The Board of Directors and the Compensation Committee approved Mr. Bochnowski’s compensation for 2004, as well as the 2004 compensation of Messrs. Gorelick, Furticella, DeGuilio and Lowry.

Compensation Committee members in 2004

Lourdes M. Dennison

Gloria C. Gray

Stanley E. Mize

Kenneth V. Krupinski

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee members during 2004 were Directors Dennison, Gray, Mize and Krupinski. As stated above under “Benefits — Bank Loans,” from time to time the Bank makes loans to the Company’s directors, including members of the Compensation Committee, and their families. None of such members was involved in a relationship requiring disclosure as an interlocking executive officer/director or as a former officer or employee of the Company nor has any other relationship requiring disclosure as an interlocking executive officer or director or otherwise under the rules of the SEC.

Comparative Stock Performance

     The performance graph and table below compare the cumulative total shareholder return for the Company with the cumulative total return for (i) the Russell 2000 Index, (ii) the SNL Securities index of bank stocks having $500 million to $1 billion in assets (“SNL $500M-$1B Bank Index”) and (iii) the SNL Securities index of bank stocks having $250 million to $500 million in assets (“SNL $250M-$500M Bank Index”). In last year’s Proxy Statement, the Company used the SNL $250M-$500M Bank Index as its peer group comparative index, and not the SNL $500M-$1B Bank Index, but has included the SNL $500M-$1B Bank Index this year because the Company believes that such index comprises financial institutions most comparable to the Company’s size. The performance graph and table below include both the old and new indices of peer group companies.

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

NorthWest Indiana Bancorp	$100.00	$97.45	$108.86	$131.14	$173.75	$212.19
Russell 2000 Index	$100.00	$96.98	$99.39	$79.03	$116.38	$137.71
SNL $250M-$500M Bank Index	$100.00	$96.28	$136.80	$176.39	$254.86	$289.27
SNL $500M-$1B Bank Index	$100.00	$95.72	$124.18	$158.54	$228.61	$259.07

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM
(Proposal No. 2)

     The Audit Committee has renewed the Company’s arrangements with Crowe Chizek and Company LLC, independent registered public accounting firm, to be its auditors for the year ending December 31, 2005, subject to ratification by shareholders. A representative of Crowe Chizek and Company LLC is expected to be present at the meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification.

Independent Registered Public Accounting Firm’s Services and Fees

     The Company incurred the following fees for services performed by Crowe Chizek and Company LLC in fiscal 2004 and 2003.

     Audit Fees

     Fees for professional services provided in connection with the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Forms 10-Q and internal control review and assistance were $115,450 for fiscal year 2004 and $63,100 for fiscal year 2003.

     Audit-Related Fees

     Fees for services rendered to the Company related to the 2004 Option Plan registration statement were $2,000 for fiscal year 2004 and $0 for fiscal year 2003.

     Tax Fees

     Fees for services rendered to the Company for tax compliance, tax advice and tax planning, which included assistance in the establishment of an investment subsidiary and assistance in the preparation and filing of tax returns, were $22,650 for fiscal year 2004 and $45,070 for fiscal year 2003.

     All Other Fees

     Fees for all other permissible services that do not fall within the above categories, including SEC reporting compliance and postretirement benefit plan valuation were $0 for fiscal year 2004 and $8,000 for fiscal year 2003.

     Pre-Approval Policy

     The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

     For fiscal 2004, pre-approved non-audit services included only those services described above for “Audit-Related Fees,” “Tax Fees,” and “All Other Fees.” The aggregate amount of all such non-audit services constitutes approximately 49.7% of the total amount of fees paid by the Company to Crowe Chizek and Company LLC for 2004.

Report of Audit Committee

     We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2004. We have discussed with the Company’s independent registered public accounting firm, Crowe Chizek and Company LLC, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have also received and reviewed the written disclosures and the letter from Crowe Chizek and Company LLC, required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the independent registered public accounting firm the auditors’ independence.

     Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

     We have also concluded that the provision by Crowe Chizek and Company LLC of non-audit related services to the Company and the Bank during 2004 is compatible with maintaining the auditors’ independence.

Audit Committee members in 2004

Stanley E. Mize

James L. Wieser

Kenneth V. Krupinski

APPROVAL OF THE COMPANY’S AMENDED AND RESTATED

2004 STOCK OPTION AND INCENTIVE PLAN

(Proposal No. 3)

     On March 16, 2005, the Board of Directors of the Company, upon the recommendation of the Compensation Committee, unanimously adopted and recommended for approval by the shareholders of the Company, the Amended and Restated 2004 Stock Option and Incentive Plan to replace in its entirety the current 2004 Stock Option and Incentive Plan.

     In structuring the 2004 Option Plan, the Board of Directors sought to expand the scope of eligible persons who could participate in the 2004 Option Plan and to provide for the broadest variety of awards that could be flexibly administered to carry out the purposes of the 2004 Option Plan. This authority will permit the Company to keep pace with changing developments in management compensation and make the Company competitive with those companies that offer creative incentives to attract and keep key management employees. The flexibility of the 2004 Option Plan will allow the Company to respond to changing circumstances such as changes in tax laws, accounting rules, securities regulations and other rules regarding benefit plans. The 2004 Option Plan grants the Compensation Committee discretion in establishing the terms and restrictions deemed appropriate for particular awards as circumstances warrant. The number of shares available for issuance under the 2004 Option Plan will remain the same.

     The following summary of the 2004 Option Plan is qualified by and subject to the more complete information set forth in the 2004 Option Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Purpose

     The purpose of the 2004 Option Plan is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s shareholders.

Eligible Persons

     Employees, directors and consultants of the Company or its subsidiaries are eligible to participate in the 2004 Option Plan. The selection of participants is within the discretion of the Compensation Committee. The Committee will select participants who, in the opinion of the Committee have a capacity for contributing in a substantial measure to the performance of the Company or its subsidiaries. At this time, the estimated number of persons who will be eligible to participate in the 2004 Option Plan is approximately 168.

Shares Available

     The total number of shares of the Company’s Common Stock with respect to which awards may be made under the 2004 Option Plan is 250,000, subject to adjustment in certain events. No individual participant may receive awards for more than 50,000 shares in any calendar year. If there is a lapse, expiration, termination, forfeiture or cancellation of any award prior to the issuance of shares or the payment of the cash equivalent therefor, or if shares are issued and thereafter are reacquired by the Company pursuant to rights reserved upon issuance thereof, those shares may again be used for new awards under the 2004 Option Plan. Additionally, shares that are withheld by the Company in order to satisfy payment of the exercise price or any tax withholding obligation, and shares granted pursuant to an award agreement which is subsequently settled in cash rather than shares of Common Stock, may be subject to new awards under the 2004 Option Plan. Shares issued under the 2004 Option Plan may be authorized but unissued shares or treasury shares.

Administration of the 2004 Option Plan

     The 2004 Option Plan will be administered by the Compensation Committee. Subject to the terms of the 2004 Option Plan, the Committee has sole authority to administer the 2004 Option Plan, including: selecting participants, determining the terms of the awards to be granted, establishing rules and procedures to administer the 2004 Option Plan, and interpreting the 2004 Option Plan.

Types of Awards

     The 2004 Option Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) restricted stock; (4) unrestricted stock; and (5) performance shares or performance units. Awards may be granted singly or in combination as determined by the Committee:

     Stock Options. Under the 2004 Option Plan, the Committee may grant awards in the form of either incentive or non-qualified stock options. The Committee will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option’s exercise and vesting, and the exercise price per share of stock subject to the option. No incentive stock option granted under the 2004 Option Plan may be exercised more than ten years after the date of grant (or, in the case of a holder of 10% or more of the Company’s voting stock, five years). Non-qualified stock options may be exercised during such period as the Committee determines at the time of grant; provided, however, that in no event may such options be exercised more than ten years after the date of grant. The exercise price of an incentive stock option will not be less than 100% (or in the case of a holder of 10% or more of the Company’s voting stock, 110%) of the fair market value of the Common Stock on the date the option is granted. No incentive stock option will be granted that would permit a participant to acquire, through the exercise of incentive stock options first exercisable in any calendar year, under all plans of the Company and its subsidiaries, shares having an aggregate fair market value (determined as of the time any incentive stock option is granted) in excess of $100,000. The Committee will establish the exercise price of options that do not qualify as incentive stock options (non-qualified stock options) at the time the options are granted.

     To exercise an option, the participant must provide written notice to the Company. The option price may, at the sole discretion of the Committee, be paid by a participant in cash or shares of Common Stock owned by the participant for at least six months or any combination thereof.

     Stock options granted under the 2004 Option Plan become exercisable in one or more installments in the manner and at the time or times specified by the Committee. Generally, and unless provided otherwise in an award, if a participant’s continuous service with the Company or a subsidiary is terminated by the Company for cause, or is terminated by the participant for any reason other than death, disability, or retirement, such participant’s options will terminate immediately. Unless the terms of an award provide otherwise, in the event of death, disability or retirement, the participant’s outstanding options may be exercised to the extent that the participant was entitled to exercise the options at the date of cessation of continuous service, at any time during the remaining term of such option. In the event a participant ceases to maintain continuous service with the Company for any other reason, the participant’s outstanding options may be exercised to the extent that the participant was entitled to exercise the options at the date of cessation of continuous service, but only within the three-month period immediately succeeding the date of cessation of continuous service and in no event after the expiration date of the options. Notwithstanding the foregoing, no incentive stock option may be exercised more than three months after the participant’s cessation of continuous service for any reason other than death or disability.

     Stock Appreciation Rights (SARs). The 2004 Option Plan authorizes the Committee to grant a SAR independently of, or in tandem with, a stock option. A SAR is a right to receive payment equal to 100% of the excess of: (1) the fair market value per share of Common Stock on the date of exercise of such right multiplied by the number of shares with respect to which the right is being exercised, over (2) the aggregate exercise price for such number of shares. Proceeds from SAR exercises will be paid in shares of Common Stock (or, to the extent permitted under the 2004 Option Plan, in cash or Common Stock, or a combination thereof, all in the discretion of the Committee).

     A SAR granted in tandem with a stock option must be granted at the time of the grant of the related stock option. Each SAR granted in tandem with a stock option will be exercisable at the time, in the manner and to the extent the stock option to which it relates is exercisable. Upon the exercise of a SAR granted in tandem with a stock option, the stock option (or portion thereof) with respect to which such right is exercised will be surrendered and shall not be exercisable. Each independent SAR will be exercisable according to the terms and conditions established by the Committee.

     Restricted Shares. The Committee may grant awards of restricted stock, in which case the grantee would be granted shares of Common Stock, subject to such forfeiture provisions and transfer restrictions as the Committee determines. Pending the lapse of such forfeiture provisions and transfer restrictions, certificates representing the restricted stock would be held by the Company, but the grantee generally would have all the rights of a shareholder, including the right to vote the shares and the right to receive all dividends thereon.

     While restricted stock would be subject to forfeiture provisions and transfer restrictions for a period of time, the 2004 Option Plan does not set forth any minimum or maximum duration for such provisions and restrictions. The Committee would have the authority to accelerate or remove any or all of the forfeiture provisions and transfer restrictions on the restricted stock prior to the expiration of the restricted period. If the grantee ceases to be employed by the Company for any reason other than death, disability or retirement prior to the lapse of the forfeiture provisions and transfer restrictions, the unvested portion of the restricted stock will be returned to the Company. In the event of death or disability prior to the expiration of the forfeiture provisions and transfer restrictions, a ratable portion of the restricted stock will become fully vested.

     Unrestricted Stock. The Committee may award shares of Common Stock to participants without restrictions or payment therefor as consideration for service to the Company or other reasons as the Committee determines is appropriate.

     Performance Shares and Performance Units. The Committee may grant awards of performance shares or performance units which may be earned by a participant, in whole or in part, if certain goals established by the Committee (including net income, operating income, return on equity or assets, earnings per share, cash flow, cost control, share price, revenues, market share, and total return to shareholders) are achieved over a designated period of time. The Committee shall have the discretion to satisfy a participant’s performance shares or performance units by delivery of cash or stock or any combination thereof.

Amendment and Termination

     The Board may at any time terminate or amend the 2004 Option Plan, subject to the rights of participants with respect to any outstanding awards. No amendments to the 2004 Option Plan will require shareholder approval unless such approval is required to comply with Rule 16b-3 under the Exchange Act, Section 422 of the Code or any applicable stock exchange or quotation system. Unless previously terminated by the Board, no further awards may be made under the 2004 Option Plan after ten years from the date of its adoption.

Adjustments

     The 2004 Option Plan contains provisions for equitable adjustment of awards by the Committee in the event of stock splits, stock dividends, recapitalizations and certain other events involving a change in the Company’s capital.

Federal Income Tax Consequences

     The following is a brief summary of the principal federal income tax consequences of awards under the 2004 Option Plan. The summary is based on certain facts, assumptions, and current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be conclusive or exhaustive, and should not be relied upon as a substitute for appropriate tax advice.

     Limitation on Amount of Deduction. The Company generally will be entitled to a tax deduction for awards under the 2004 Option Plan only to the extent that the participants recognize ordinary income from the award. Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000 or it qualifies as “performance-based compensation” under Section 162(m). The 2004 Option Plan has been designed to permit the Compensation Committee to grant awards which qualify for deductibility under Section 162(m).

     Taxation of Ordinary Income and Capital Gains. Subject to certain exceptions, the maximum federal tax rate on “net capital gains” from the sale or exchange of capital assets is 15%. “Net capital gain” is the excess of net long-term capital gain over net short-term capital loss. Short-term capital gains are taxed at the same rates applicable to ordinary income. Gains or losses from the sale or exchange of capital assets will be “long-term” if the capital asset was held for more than one year and “short-term” if the capital asset was held for one year or less. The marginal tax rate applicable to ordinary income can range up to 35%. The classification of income as ordinary compensation income or capital gain is also relevant for income tax purposes for taxpayers who have capital losses and investment interest.

     Nonqualified Stock Options. A grantee who receives a non-qualified stock option generally does not recognize taxable income upon the grant of the option, and the Company is not entitled to a tax deduction at that time. The grantee will recognize ordinary income upon the exercise of the option in an amount equal to the excess of the fair market value of the option shares on the exercise date over the option price. Such income will be treated as compensation to the grantee subject to applicable reporting and withholding requirements. The Company is generally entitled to a tax deduction in an amount equal to the amount taxable to the grantee as ordinary income in the year the income is taxable to the grantee. Any appreciation in value after the time of exercise will be taxable to the grantee as capital gain and will not result in a deduction by the Company.

     The grantee will also be required to recognize gain or loss upon the sale of the option shares. If the selling price of the option shares exceeds the grantee’s basis in the shares, the grantee will recognize long-term capital gain if the option shares were held for more than one year, and short-term capital gain if the shares were held for one year or less. If the selling price of the option shares is less than the grantee’s basis in the shares, the grantee will recognize long-term or short-term capital loss depending on how long the shares were held. The grantee’s basis in the option shares will equal the amount of ordinary income recognized by the grantee upon exercise of the option, plus any cash paid to exercise the option.

     Incentive Stock Options. A grantee who receives an incentive stock option does not recognize taxable income upon the grant or exercise of the option, and the Company is not entitled to a tax deduction. The difference between the option price and the fair market value of the option shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the grantee in the year of exercise. The Company will not be entitled to a deduction with respect to any item of tax preference.

     A grantee will recognize gain or loss upon the disposition of shares acquired from the exercise of incentive stock options. The nature of the gain or loss depends on how long the option shares were held. If the option shares are not disposed of pursuant to a “disqualifying disposition” (i.e., no disposition occurs within two years from the date the option was granted nor one year from the date of exercise), the grantee will recognize long-term capital gain or capital loss depending on the selling price of the shares. If option shares are sold or disposed of as part of a disqualifying disposition, the grantee must recognize ordinary income in an amount equal to the lesser of the amount of gain recognized on the sale, or the difference between the fair market value of the option shares on the date of exercise and the option price. Any additional gain will be taxable to the grantee as a long-term or short term capital gain, depending on how long the option shares were held. The Company is generally entitled to a deduction in computing its federal income taxes for the year of disposition in an amount equal to any amount taxable to the grantee as ordinary income.

     Restricted Stock. A grantee who receives an award of restricted stock generally will not recognize taxable income at the time of the award, nor will the Company be entitled to a tax deduction at that time, unless the grantee makes an election under Section 83(b) of the Code to recognize the income upon the receipt of the restricted stock. If the election is not made, the grantee will recognize ordinary income at such time as the transfer and forfeiture restrictions applicable to such stock lapse, in an amount equal to the aggregate fair market value of the shares, as of the date such restrictions lapsed, over the amount, if any, paid for such shares. If the Company complies with applicable reporting requirements, it is generally entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income taxable to the grantee. Such deduction would be available in the year in which the income is taxable to the grantee. Upon disposition of the shares, any amount received in excess of the fair market value of the shares on the date such restrictions lapsed would be treated as long-term or short-term capital gain, depending upon the grantee’s holding period following such lapse. Dividends or other distributions of property (other than a distribution of Common Stock of the Company) with respect to restricted stock during the restricted period would constitute taxable compensation to the grantee and the Company would be entitled to a deduction at the same time and in the same amount.

     Pursuant to the provisions of Section 83(b) of the Code, a grantee who receives restricted stock may elect to be taxed at the time of the award, if permitted by the Company. If the Company so permits and the grantee so elects, the full value of the shares (without regard to restrictions) at the time of the grant, less any amount paid by the grantee, will be taxed to the grantee as taxable compensation and will be deductible by the Company. Dividends paid with respect to the shares during the restricted period will be taxable as dividends to the grantee and not deductible by the Company. If, after making an election pursuant to Section 83(b), any shares are subsequently forfeited, the grantee will be entitled to a capital loss deduction.

     Stock Appreciation Rights (SARs). Stock appreciation rights are a non-qualified deferred compensation technique under which service providers (usually executives) can elect to either exercise a stock option or take a bonus equal to the value of the stock’s appreciation. When the income is received, the grantee reports ordinary income and the Company claims a compensation expense deduction.

     Performance Shares, Performance Units. A grantee who receives a performance share or unit will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at such time. A grantee will realize ordinary income at the time the award is paid equal to the amount of cash paid or the value of shares delivered, and the Company will have a corresponding tax deduction.

Change in Control

     In general, if the employment of a recipient of restricted stock is involuntarily terminated within 18 months following a “change in control” (as defined in the 2004 Option Plan) of the Company, the forfeiture provisions and transfer restrictions applicable to such stock lapse and the stock will become fully vested with the recipient. If the employment of a recipient of performance shares or performance units is involuntarily terminated within 18 months following a change in control, the recipient will be entitled to a pro rata payment with respect to such award to the same extent as if the recipient died or became disabled, subject to compliance with certain provisions of the Code. In addition, in the event of a tender offer or exchange offer for Common Stock (other than by the Corporation) or upon the occurrence of certain other events constituting a change in control, all option awards granted under the 2004 Option Plan shall become exercisable in full, unless previously exercised or terminated.

Other Information

     No awards have been granted under the 2004 Option Plan, in its current form or as proposed to be amended and restated. The awards to be granted under the 2004 Option Plan in the future are not determinable.

     As of March 17, 2005, the closing price of the Company’s Common Stock was $34.50.

The Board of Directors recommends a vote FOR the adoption

of the Amended and Restated 2004 Stock Option and Incentive Plan.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     The following table sets forth, as of February 28, 2005, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Company’s Common Stock and as to the shares of the Common Stock beneficially owned by the persons named in the “Summary Compensation Table” and by all directors and executive officers as a group. Persons and groups owning more than 5% of the Common Stock are required to file certain reports regarding such ownership with the Company and the SEC pursuant to the Exchange Act. Based on such reports, management knows of no persons, other than as set forth in the table below, who owned more than 5% of the Common Stock at February 28, 2005. Individual beneficial ownership of shares by the Company’s directors is set forth in the table above under “Election of Directors.” Beneficial ownership by directors and officers includes shares underlying stock options held by such persons that are exercisable within 60 days of February 28, 2005.

Name and Address	Amount and Nature		Percent of Shares
of Individual or	of Beneficial		of Common Stock
Identity of Group	Ownership		Outstanding
David A. Bochnowski	318,514	(1)	11.41%
10203 Cherrywood Lane
Munster, IN 46321

Jerome F. Vrabel	153,226	(2)	5.52%
32 E. Scott Street
Chicago, IL 60610

Joel Gorelick	53,903	(3)	1.94%
8589 West 85th Street
Schererville, IN 46375

Robert T. Lowry	16,766	(4)	0.60%
730 Clover Lane
Crown Point, IN 46307

Edward J. Furticella	62,202	(5)	2.23%
1615 Timberwood Lane
Munster, IN 46321

Jon E. DeGuilio	3,249	(6)	0.12%
XXXXX
XXXXX, XX XXXXX

All current directors and executive	717,118	(7)	25.48%
officers as a group (13 persons)

(1)	Includes 42,246 shares as to which Mr. Bochnowski’s spouse has voting and dispositive power and 26,400 shares which are owned by their children for which his spouse is custodian or trustee. Also includes stock options representing 13,120 shares of Common Stock which were exercisable at, or within 60 days after, February 28, 2005, 1,800 shares of restricted stock over which Mr. Bochnowski has voting but not dispositive power and 44,423 shares allocated to Mr. Bochnowski under the Profit Sharing Plan as to which Mr. Bochnowski has dispositive and voting power.

(2)	Includes 48,746 shares owned by Mr. Vrabel’s spouse. Also includes 6,632 shares which are held in trust for Mr. Vrabel’s children.

(3)	Includes 882 shares owned by Mr. Gorelick’s spouse. Also includes stock options representing 4,000 shares of Common Stock which were exercisable at, or within 60 days after, February 28, 2005 and 1,000 shares owned as Custodian for children. Also includes 900 shares of restricted stock over which Mr. Gorelick has voting but not dispositive power and 9,950 shares allocated to Mr. Gorelick under the Profit Sharing Plan as to which Mr. Gorelick has dispositive and voting power.

(4)	Includes 535 shares owned by Mr. Lowry’s spouse. Also includes stock options representing 4,100 shares of Common Stock that were exercisable at, or within 60 days after, February 28, 2005, 100 shares of restricted stock over which Mr. Lowry has voting but not dispositive power and 8,923 shares allocated to Mr. Lowry under the Profit Sharing Plan as to which Mr. Lowry has dispositive and voting power.

(5)	Includes 664 shares owned by Mr. Furticella’s spouse. Also includes stock options representing 5,531 shares of Common Stock which were exercisable at, or within 60 days after, February 28, 2005, 900 shares of restricted stock over which Mr. Furticella has voting but not dispositive power and 16,158 shares allocated to Mr. Furticella under the Profit Sharing Plan as to which Mr. Furticella has dispositive but not voting power.

(6)	Includes 81 shares owned by Mr. DeGuilio’s spouse. Also includes stock options representing 1,000 shares of Common Stock which were exercisable at, or within 60 days after, February 28, 2005 and 2,168 shares allocated to Mr. DeGuilio under the Profit Sharing Plan as to which Mr. DeGuilio has dispositive and voting power.

(7)	Includes 37,201 shares as stock options which the Company’s directors and executive officers hold under the 1994 Option Plan and which were exercisable at, or within 60 days after, February 28, 2005. Such shares have been added to the total shares outstanding in order to determine the ownership percentage of the Company’s directors and executive officers as a group at February 28, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership with the SEC. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the year ended December 31, 2004, it has complied with all filing requirements applicable to its officers, directors, and greater than 10% shareholders.

SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s office at 9204 Columbia Avenue, Munster, Indiana, no later than November 26, 2005. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act. In addition, any shareholder proposal received after February 14, 2006 will be considered untimely for consideration at that meeting.

SHAREHOLDER COMMUNICATIONS

     The Board of Directors of the Company has implemented a process whereby shareholders may send communications to the Board’s attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to NorthWest Indiana Bancorp, Board of Directors, c/o Secretary, 9204 Columbia Avenue, Munster, Indiana 46321. The Secretary of the Company has been instructed by the Board to promptly forward all such communications to the specified addressees thereof.

CODE OF ETHICS

     The Company has adopted a Code of Business Conduct and Ethics (the “Ethics Code”) that applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller. The Ethics Code is posted on the Company’s website at www.ibankpeoples.com. The Company intends to disclose any waivers of the Ethics Code for directors or executive officers of the Company and any amendments to the Ethics Code by posting such waivers and amendments on its website.

     In connection with the Ethics Code, the Bank’s Board of Directors and Audit Committee have also established procedures for (a) the receipt, retention and treatment of complaints, reports and concerns regarding the conduct of the employees, officers and/or directors of the Company and the Bank, including illegal and/or unethical behavior, accounting or auditing matters, or violations of the Bank’s policies, and (b) the confidential, anonymous submission of complaints, reports and concerns regarding the same. Any person with concerns regarding accounting matters or compliance matters may report their concerns on a confidential or anonymous basis to the Audit Committee of the Bank by calling the independent, toll-free ethics line, 1-877-888-0002, established by the Bank for that purpose. The procedures relating to the treatment and retention of any such reports are posted on the Company’s website at www.ibankpeoples.com.

ANNUAL REPORT ON FORM 10-K

     Upon written request, the Company will furnish to shareholders, without charge, a copy of the Company’s most recent Annual Report on Form 10-K (including financial statements and schedules, but excluding exhibits). Send your request to: Secretary, NorthWest Indiana Bancorp, 9204 Columbia Avenue, Munster, Indiana 46321.

INCORPORATION BY REFERENCE

     To the extent this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Exchange Act or the Securities Act of 1933, as amended, the sections of this Proxy Statement entitled “Compensation Committee Report on Executive Compensation,” “Comparative Stock Performance” and “Report of Audit Committee” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

Jon E. DeGuilio,
Executive Vice President and Secretary

Dated: March 25, 2005

Appendix A

NORTHWEST INDIANA BANCORP
AMENDED AND RESTATED
2004 STOCK OPTION AND INCENTIVE PLAN

          1. Plan Purpose. The purpose of the Plan is (i) to align the personal interests of Plan Participants with those of the shareholders of the Company, (ii) to encourage key individuals to accept or continue employment or service with the Company and its subsidiaries, and (iii) to furnish incentive to such key individuals to improve operations and increase profits by providing such key individuals the opportunity to acquire Common Stock of the Company or to receive monetary payments based on the value of such Common Stock. It is intended that certain Awards granted under the Plan will qualify as performance-based compensation within the meaning of Section 162(m) of the Code, to the extent applicable.

          2. Definitions. The following definitions are applicable to the Plan.

          “Affiliate” — means any “parent corporation” or “subsidiary corporation” of the Company as such terms are defined in Section 424(e) and (f), respectively, of the Code.

          “Award” — means the grant by the Committee of Incentive Stock Options, Non-Qualified Stock Options, Unrestricted Stock, Restricted Stock, Performance Shares, Performance Units, Stock Appreciation Rights or any combination thereof, as provided in the Plan.

          “Board” — means the Board of Directors of the Company.

          “Change in Control” — means each of the events specified in the following clauses (i) through (iii): (i) any third “person” (including a group), as defined in Section 13(d)(3) of the Exchange Act shall, after the date of the adoption of the Plan by the Board, first become the beneficial owner of shares of the Company with respect to which 25% or more of the total number of votes for the election of the Board of Directors of the Company may be cast, (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company shall cease to constitute a majority of the Board of Directors of the Company or (iii) the shareholders of the Company shall approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned entity or for a sale or other disposition of all or substantially all the assets of the Company; provided, however, that the occurrence of any of such events shall not be deemed a Change in Control if, prior to such occurrence, a resolution specifically providing that such occurrence shall not constitute a Change in Control under the Plan shall have been adopted by at least a majority of the Board of Directors of the Company.

          “Code” — means the Internal Revenue Code of 1986, as amended.

          “Committee” — means the Committee referred to in Section 3 hereof.

          “Company” — means NorthWest Indiana Bancorp, an Indiana corporation.

          “Continuous Service” — means, in the case of an Employee, the absence of any interruption or termination of service as an Employee of the Company or an Affiliate; and in the case of an individual who is not an Employee, the absence of any interruption or termination of the service relationship between the individual and the Company or an Affiliate. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of any transfer between the Company and an Affiliate or any successor to the Company.

          “Director” — means any individual who is a member of the Board.

          “Disability” — means, with respect to a Participant, a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months and that entitles the Participant to income replacement benefits under the Company’s disability plan.

          “Employee” — means any person, including an officer, who is employed by the Company or any Affiliate.

          “Exchange Act” — means the Securities Exchange Act of 1934, as amended.

          “Exercise Price” — means the price per Share at which the Shares subject to an Option may be purchased upon exercise of such Option.

          “Incentive Stock Option” — means an option to purchase Shares granted by the Committee pursuant to the terms of the Plan that is intended to qualify under Section 422 of the Code.

          “Market Value” — means the last reported sale price on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of one Share on the principal exchange on which the Shares are listed for trading, or if the Shares are not listed for trading on any exchange, on the NASDAQ National Market System or any similar system then in use, or, if the Shares are not listed on the NASDAQ National Market System, the mean between the closing high bid and low asked quotations of one Share on the date in question as reported by NASDAQ or any similar system then in use, or, if no such quotations are available, the fair market value on such date of one Share as the Committee shall determine.

          “Non-Qualified Stock Option” — means an option to purchase Shares granted by the Committee pursuant to the terms of the Plan, which option is not intended to qualify under Section 422 of the Code.

          “Option” — means an Incentive Stock Option or a Non-Qualified Stock Option.

          “Participant” — means any individual selected by the Committee to receive an Award.

          “Performance Criteria” — means any of the following areas of performance of the Company, or any Subsidiary, as determined under generally accepted accounting principles or as reported by the Company: (i) earnings per share; (ii) return on equity; (iii) return on assets; (iv) operating income; (v) market value per share; (vi) EBITDA; (vii) cash flow; (viii) net income (before or after taxes); (ix) revenues; (x) cost reduction goals; (xi) market share; (xii) total return to shareholders; (xiii) improvements in the Company’s credit quality as measured by changes to the Company’s allowance for loan losses, the ratio of the allowance for loan losses to total loans, net of unearned income, or the ratio of net charge-offs to average loans, net of unearned income; (xiv) fee income; (xv) net interest income; (xvi) growth in loans; and (xvii) growth in deposits.

          “Performance Goal” — means if the Performance Shares, Performance Units or Restricted Stock is intended to comply with Code Section 162(m), an objectively determinable performance goal established by the Committee with respect to a given award of Performance Shares, Performance Units or Restricted Stock that is based on one or more Performance Criteria and if the Performance Shares, Performance Units or Restricted Stock are not intended to comply with Code Section 162(m) any performance goal established by the Committee based on any performance criteria.

          “Performance Cycle” — means the period of time, designated by the Committee, over which Performance Shares or Performance Units may be earned.

          “Performance Shares” — means Shares awarded pursuant to Section 12 of the Plan.

          “Performance Unit” — means an Award granted to a Participant pursuant to Section 12 of the Plan.

          “Plan” — means this Amended and Restated 2004 Stock Option and Incentive Plan of the Company.

          “Reorganization” — means the liquidation or dissolution of the Company or any merger, consolidation or combination of the Company (other than a merger, consolidation or combination in which the Company is the continuing entity and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property or any combination thereof).

          “Restricted Period” — means the period of time selected by the Committee for the purpose of determining when restrictions are in effect under Section 10 hereof with respect to Restricted Stock awarded under the Plan.

          “Restricted Stock” — means Shares which have been contingently awarded to a Participant by the Committee subject to the restrictions referred to in Section 10 hereof, so long as such restrictions are in effect.

          “Retirement” — means, with respect to a Participant, the termination of the Participant’s status as an Employee, for any reason other than death, after having attained age 65.

          “Securities Act” — means the Securities Act of 1933, as amended.

          “Shares” — means the Common Stock, without par value, of the Company.

          “Stock Appreciation Rights” — means an Award granted to a Participant pursuant to Section 11 the Plan.

          “Unrestricted Stock” — means Shares awarded to a Participant by the Committee without any restrictions.

          3. Administration. The Plan shall be administered by a Committee consisting of two or more members of the Board, each of whom shall be a “non-employee director” as provided under Rule 16b-3 of the Exchange Act, and an “outside director” as provided under Code Section 162(m). The members of the Committee shall be appointed by the Board. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion to (a) select Participants and grant Awards; (b) determine the number of Shares to be subject to types of Awards generally, as well as to individual Awards granted under the Plan; (c) determine the terms and conditions upon which

Awards shall be granted under the Plan; (d) prescribe the form and terms of instruments evidencing such grants; (e) establish from time to time procedures and regulations for the administration of the Plan; (f) interpret the Plan; and (g) make all determinations deemed necessary or advisable for the administration of the Plan.

          A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee without a meeting, shall be acts of the Committee. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

          4. Participants. The Committee may select from time to time Participants in the Plan from those Directors, Employees or consultants of the Company or its Affiliates who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Company or its Affiliates.

          5. Substitute Options. In the event the Company or an Affiliate consummates a transaction described in Code Section 424(a), persons who become Employees or Directors on account of such transaction may be granted Options in substitution for Options granted by the former employer. The Committee, in its sole discretion and consistent with Code Section 424(a) shall determine the Exercise Price of the substitute Options.

          6. Shares Subject to Plan. Subject to adjustment by the operation of Section 13 hereof, the maximum number of Shares with respect to which Awards may be made under the Plan is 250,000 Shares, all of which may be subject to grants of Incentive Stock Options. The number of Shares which may be granted under the Plan to any Participant during any calendar year of the Plan under all forms of Awards shall not exceed 50,000 Shares. The Shares with respect to which Awards may be made under the Plan may either be authorized and unissued shares or unissued shares heretofore or hereafter reacquired and held as treasury shares. Any Award that expires, terminates or is surrendered for cancellation, or with respect to Restricted Shares, which is forfeited (so long as any cash dividends paid on such Shares are also forfeited), may be subject to new Awards under the Plan with respect to the number of Shares as to which an expiration, termination, cancellation or forfeiture has occurred. Additionally, Shares that are withheld by the Company or delivered by the Participant to the Company in order to satisfy payment of the Exercise Price or any tax withholding obligation and Shares granted pursuant to an Award which is subsequently settled in cash rather than Shares, may be subject to new Awards under the Plan.

          7. General Terms and Conditions of Options. The Committee shall have full and complete authority and discretion, except as expressly limited by the Plan, to grant Options and to provide the terms and conditions (which need not be identical among Participants) thereof. In particular, the Committee shall prescribe the following terms and conditions: (a) the Exercise Price, which shall not be less than the Market Value per Share on the date the Option is granted, (b) the number of Shares subject to, and the expiration date of, any Option, (c) the manner, time and rate (cumulative or otherwise) of exercise of such Option, (d) the restrictions, if any, to be placed upon such Option or upon Shares which may be issued upon exercise of such Option, (e) the conditions, if any, under which a Participant may transfer or assign Options, and (f) any other terms and conditions as the Committee, in its sole discretion, may determine. The Committee may, as a condition of granting any Option, require that a Participant agree to surrender for cancellation one or more Options previously granted to such Participant.

          8. Exercise of Options.

               (a) Except as provided in Section 16, an Option granted under the Plan shall be exercisable during the lifetime of the Participant to whom such Option was granted only by such Participant, and except as provided in paragraphs (c), (d) and (e) of this Section 8, no such Option may be exercised unless at the time such Participant exercises such Option, such Participant has maintained Continuous Service since the date of the grant of such Option.

               (b) To exercise an Option under the Plan, the Participant must give written notice to the Company (which shall specify the number of Shares with respect to which such Participant elects to exercise such Option) together with full payment of the Exercise Price. The date of exercise shall be the date on which such notice is received by the Company. Payment shall be made either (i) in cash (including by check, bank draft or money order), (ii) by delivering Shares already owned by the Participant for at least six (6) months prior to the date of exercise and having a Market Value on the date of exercise equal to part or all of the Exercise Price, (iii) a combination of cash and such Shares, or (iv) by any other means determined by the Committee in its sole discretion.

               (c) If the Continuous Service of a Participant is terminated for cause, or voluntarily by the Participant for any reason other than death, Disability or Retirement, all rights under any Option of such Participant shall terminate immediately upon such cessation of Continuous Service. If the Continuous Service of a Participant is terminated by reason of death, Disability or Retirement, such Participant may exercise such Option, but only to the extent such Participant was entitled to exercise such Option at the date of such cessation, at any time during the remaining term of such Option, or, in the case of Incentive Stock Options, during such shorter period as the Committee may determine and so provide in the applicable instrument or instruments evidencing the grant of such Option. If a Participant shall cease to maintain Continuous Service for any reason other than those set forth above in this paragraph (c) of this Section 8, such Participant may exercise such Option to the extent that such Participant was entitled to exercise such Option at the date of such cessation but only within the period of three months immediately succeeding such cessation of Continuous Service, and in no event after the expiration date of the subject Option; provided, however, that such right of exercise after cessation of Continuous Service shall not be available to a Participant if the Company otherwise determines and so provides in the applicable instrument or instruments evidencing the grant of such Option.

               (d) In the event of the death of a Participant while in the Continuous Service of the Company or an Affiliate, the person to whom any Option held by the Participant at the time of his death is transferred by will or by the laws of descent and distribution may exercise such Option on the same terms and conditions that such Participant was entitled to exercise such Option. Following the death of any Participant to whom an Option was granted under the Plan, the Committee, as an alternative means of settlement of such Option, may elect to pay to the person to whom such Option is transferred the amount by which the Market Value per Share on the date of exercise of such Option shall exceed the Exercise Price of such Option, multiplied by the number of Shares with respect to which such Option is properly exercised. Any such settlement of an Option shall be considered an exercise of such Option for all purposes of the Plan.

               (e) Notwithstanding the provisions of the foregoing paragraphs of this Section 8, the Committee may, in its sole discretion, establish different terms and conditions pertaining to the effect of the cessation of Continuous Service, to the extent permitted by applicable federal and state law.

          9. Incentive Stock Options. Incentive Stock Options may be granted only to Participants who are Employees. Any provisions of the Plan to the contrary notwithstanding, (a) no Incentive Stock Option shall be granted more than ten years after the date the Plan is adopted by the Board of Directors of the Company and no Incentive Stock Option shall be exercisable more than ten years after the date such Incentive Stock Option is granted, (b) the Exercise Price of any Incentive Stock Option shall not be less than the Market Value per Share on the date such Incentive Stock Option is granted, (c) any Incentive Stock Option shall not be transferable by the Participant to whom such Incentive Stock Option is granted other than by will or the laws of descent and distribution and shall be exercisable during such Participant’s lifetime only by such Participant, (d) no Incentive Stock Option shall be granted which would permit a Participant to acquire, through the exercise of Incentive Stock Options in any calendar year, Shares or shares of any capital stock of the Company or any Affiliate thereof having an aggregate Market Value (determined as of the time any Incentive Stock Option is granted) in excess of $100,000, and (e) no Incentive Stock Option may be exercised more than three months after the Participant’s cessation of Continuous Service for any reason other than death or Disability. The foregoing limitation shall be determined by assuming that the Participant will exercise each Incentive Stock Option on the date that such Option first becomes exercisable. Notwithstanding the foregoing, in the case of any Participant who, at the date of grant, owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Affiliate, the Exercise Price of any Incentive Stock Option shall not be less than 110% of the Market Value per Share on the date such Incentive Stock Option is granted and such Incentive Stock Option shall not be exercisable more than five years after the date such Incentive Stock Option is granted. Notwithstanding any other provisions of the Plan, if for any reason any Option granted under the Plan that is intended to be an Incentive Stock Option shall fail to qualify as an Incentive Stock Option, such Option shall be deemed to be a Non-Qualified Stock Option, and such Option shall be deemed to be fully authorized and validly issued under the Plan.

          10. Terms and Conditions of Unrestricted Stock and Restricted Stock. The Committee shall have full and complete authority, subject to the limitations of the Plan, to grant Awards of Unrestricted Stock and Restricted Stock and, in addition to the terms and conditions contained in paragraphs (a) through (e) of this Section 10, to provide such other terms and conditions (which need not be identical among Participants) in respect of such Awards, and the vesting thereof, as the Committee shall determine and provide in the agreement referred to in paragraph (d) of this Section 10. Unless the Committee otherwise specifically provides in the applicable instrument evidencing the grant of Restricted Stock, an Award of Restricted Stock will be subject to the following provisions:

               (a) At the time of an award of Restricted Stock, the Committee shall establish for each Participant a Restricted Period during which or at the expiration of which, the Shares of Restricted Stock shall vest. The vesting of Restricted Stock may also be conditioned upon the attainment of specified Performance Goals (as defined in Section 12) within specified Performance Cycles. The Committee may also restrict or prohibit the sale, assignment, transfer, pledge or other encumbrance of the Shares of Restricted Stock by the Participant during the Restricted Period. Except for such restrictions, and subject to paragraphs (c), (d) and (e) of this Section 10 and Section 13 hereof, the Participant as owner of such Shares shall have all the rights of a shareholder, including, but not limited to, the right to receive all dividends paid on such Shares and the right to vote such Shares. The Committee shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Shares of Restricted Stock prior to the expiration of the Restricted Period with respect thereto, or to remove any or all of such restrictions, whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the commencement of such Restricted Period.

               (b) Except as provided in Section 15 hereof, if a Participant ceases to maintain Continuous Service for any reason (other than death, Disability or Retirement) unless the Committee shall otherwise determine, all Shares of Restricted Stock theretofore awarded to such Participant and which at the time of such termination of Continuous Service are subject to the restrictions imposed by paragraph (a) of this Section 10 shall upon such termination of Continuous Service be forfeited and returned to the Company. If a Participant ceases to maintain Continuous Service by reason of death or Disability, then, unless the Committee shall determine otherwise, the restrictions with respect to the Ratable Portion (as hereinafter defined) of the Shares of Restricted Stock shall lapse and such Shares shall be free of restrictions and shall not be forfeited. The “Ratable Portion” shall be determined with respect to each separate Award of Restricted Stock issued and shall be equal to (i) the number of Shares of Restricted Stock awarded to the Participant multiplied by the portion of the Restricted Period that expired at the date of the Participant’s death or Disability, reduced by (ii) the number of Shares of Restricted Stock awarded with respect to which the restrictions had lapsed as of the date of the death or Disability of the Participant.

               (c) Each certificate issued in respect of Shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Company and shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Amended and Restated 2004 Stock Option and Incentive Plan of the Corporation, and an Agreement entered into between the registered owner and the Corporation. Copies of such Plan and Agreement are on file in the office of the Secretary of the Corporation.”

At the expiration of the restrictions imposed by paragraph (a) of this Section 10, the Company shall redeliver to the Participant (or where the relevant provision of paragraph (b) of this Section 10 applies in the case of a deceased Participant, to his legal representative, beneficiary or heir) the certificate(s) and stock power deposited with it and the Shares represented by such certificate(s) shall be free of the restrictions referred to in paragraph (a) of this Section 10.

               (d) At the time of an award of Shares of Restricted Stock, the Participant shall enter into an agreement with the Company in a form specified by the Committee, agreeing to the terms and conditions of the award and containing such other matters as the Committee shall in its sole discretion determine.

               (e) At the time of an award of Shares of Restricted Stock, the Committee may, in its discretion, determine that the payment to the Participant of dividends declared or paid on such Shares by the Company or a specified portion thereof, shall be deferred until the earlier to occur of (i) the lapsing of the restrictions imposed in accordance with paragraph (a) of this Section 10 or (ii) the forfeiture of such Shares under paragraph (b) of this Section 10, and shall be held by the Company for the account of the Participant until such time. In the event of such deferral, there shall be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at such rate per annum as the Committee may, in its discretion, determine. Payment of deferred dividends, together with interest accrued thereon as aforesaid, shall be made upon the earlier to occur of the events specified in (i) and (ii) of the immediately preceding sentence.

          11. Stock Appreciation Rights. The Committee may, in its discretion, grant Stock Appreciation Rights independently of or in connection with all or any part of an Option granted under the Plan. Each Stock Appreciation Right shall be subject to such terms and conditions consistent with the Plan as the Committee shall determine from time to time and as may be set forth in an Award Agreement, including the following:

               (a) A Stock Appreciation Right may be made part of an Option at the time of its grant.

               (b) Each Stock Appreciation Right will entitle the holder to elect to receive an amount in Shares (or, to the extent permitted under Section 24, in cash or in Shares, or a combination thereof, all in the sole discretion of the Committee) equal to 100% of the excess of:

               (i) the Market Value per Share of the Common Stock on the date of exercise of such right, multiplied by the number of Shares with respect to which the right is being exercised, over

               (ii) the aggregate Market Value for such number of Shares as of the date the Stock Appreciation Right was granted.

               (c) Each Stock Appreciation Right connected to an Option will be exercisable at the time, in the manner and to the extent the Option to which it relates is exercisable. Each independent Stock Appreciation Right will be exercisable according to the terms and conditions established by the Committee in the instrument evidencing the Award.

               (d) Upon the exercise of a Stock Appreciation Right connected to an Option, the Option (or portion thereof) with respect to which such right is exercised shall be surrendered and shall not thereafter be exercisable. Exercise of such a Stock Appreciation Right will reduce the number of Shares purchasable pursuant to the related Option and available for issuance under the Plan to the extent of the number of Shares with respect to which the right is exercised, whether or not any portion of the payment made upon exercise of such right is made in Common Stock.

          12. Performance Shares and Performance Units.

               (a) The Committee, in its sole discretion, may from time to time authorize the grant of Performance Shares and Performance Units upon the achievement of any one or combination of Performance Goals (which may be cumulative and/or alternative) within a designated Performance Cycle as may be established, in writing, by the Committee.

               (b) In the case of Performance Units, the Committee shall determine the value of Performance Units under each Award.

               (c) As determined in the discretion of the Committee, Performance Goals may differ among Participants and/or relate to performance on a Company-wide or divisional basis.

               (d) At such time as it is certified, in writing, by the Committee that the Performance Goals established by the Committee have been attained or otherwise satisfied within the Performance Cycle, the Committee will authorize the payment of Performance Shares or Performance Units in the form of cash or Shares registered in the name of the Participant, or a combination of cash and Shares, equal to the value of the Performance Shares or Performance Units at the end of the Performance Cycle. Payment shall be made in a lump sum following the close of the applicable Performance Cycle.

               (e) The grant of an Award of Performance Shares or Performance Units will be evidenced by an instrument containing the terms and conditions of the Award as determined by the Committee. To the extent required under Code section 162(m), the business criteria under which Performance Goals are determined by the Committee will be resubmitted to shareholders for reapproval no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the Plan.

               (f) If the Participant ceases Continuous Service before the end of a Performance Cycle for any reason other than Disability, death or Retirement, the Participant will forfeit all rights with respect to any Performance Shares or Performance Units that were being earned during the Performance Cycle. The Committee, in its sole discretion, may establish guidelines providing that if a Participant ceases Continuous Service before the end of a Performance Cycle by reason of Disability, death or Retirement, the Participant will be entitled to a prorated payment with respect to any Performance Shares or Performance Units that were being earned during the Performance Cycle.

               (g) If the Award of Performance Shares or Performance Units are intended to comply with Section 162(m) of the Code, the Committee shall take such additional actions, within the time periods, specified therein.

          13. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Shares subsequent to the effective date of the Plan by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Shares of the Company, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan and the number and class of shares, and the exercise price of Options, with respect to which Awards theretofore have been granted under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any shares of stock or other securities received, as a result of any of the foregoing, by a Participant with respect to Restricted Stock shall be subject to the same restrictions and the certificate(s) or other instruments representing or evidencing such shares or securities shall be legended and deposited with the Company in the manner provided in Section 10 hereof.

          14. Effect of Reorganization. Unless otherwise provided by the Committee in the instrument evidencing an Award, Awards will be affected by a Reorganization as follows:

               (a) If the Reorganization is a dissolution or liquidation of the Company then (i) the restrictions of Section 9(a) on Shares of Restricted Stock shall lapse and (ii) each outstanding Option shall terminate, but each Participant to whom an Option was granted shall have the right, immediately prior to such dissolution or liquidation to exercise the Option in full, notwithstanding the provisions of Section 9, and the Company shall notify each Participant of such right within a reasonable period of time prior to any such dissolution or liquidation.

               (b) If the Reorganization is a merger or consolidation, upon the effective date of such Reorganization (i) each Participant shall be entitled, upon exercise of an Option in accordance with all of the terms and conditions of the Plan, to receive in lieu of Shares, shares of such stock or other securities or consideration as the holders of Shares shall be entitled to receive pursuant to the terms of the Reorganization (the “Acquisition Consideration”); (ii) each holder of Restricted Stock shall receive shares of such stock or other securities as the holders of Shares received, which shall be subject to the restrictions set forth in Section 10(a) unless the Committee accelerates the lapse of such restrictions and the certificate(s) or other instruments representing or evidencing such shares or securities shall be legended and deposited with the Company in the manner provided in Section 10 hereof; (iii) each Participant will be entitled, upon exercise of a Stock Appreciation Right in accordance with all the terms and conditions of the Plan, to receive the difference between (A) the aggregate fair market value, on the applicable date, of the Acquisition Consideration receivable upon such Reorganization by a holder of the number of Shares which might have been obtained upon exercise of the Option to which the Stock Appreciation Right relates ( or any portion thereof) immediately prior to such Reorganization and (B) the aggregate Exercise Price of such Option (or portion thereof); and (iv) each holder of Performance Shares or Performance Units (with respect to Shares, if any, covered by such Award) will be entitled to receive on the date set forth in such Award, the Acquisition Consideration receivable upon such Reorganization by a holder of the number of Shares which are covered by such Award.

          15. Effect of Change in Control.

               (a) If the Continuous Service of any Participant is involuntarily terminated, for whatever reason, at any time within 18 months after a Change in Control, unless the Committee shall have otherwise provided in the instrument evidencing the Award, (i) any Restricted Period with respect to Restricted Stock theretofore awarded to such Participant shall lapse upon such termination and all Shares awarded as Restricted Stock shall become fully vested in the Participant to whom such Shares were awarded; and (ii) with respect to Performance Shares and Performance Units, the Participant shall be entitled to receive a pro rata payment to the same extent as if the Participant ceases Continuous Service by reason of death, Disability or Retirement under Section 12 of the Plan. In the event, however, of a Change in Control that does not qualify as a “change in control” under Code section 409A and its interpretive regulations, a Participant shall not receive a pro rata payment for its Performance Shares or Performance Units until the occurrence of a distribution event that meets Code section 409A standards.

               (b) If a tender offer or exchange offer for Shares (other than such an offer by the Company) is commenced, or if an event specified in clause (ii) or clause (iii) of the definition of a Change in Control contained in Section 2 shall occur, unless the Committee shall have otherwise provided in the instrument evidencing the grant of an Option, all Options theretofore granted and not fully exercisable shall become exercisable in full upon the happening of such event and shall remain so exercisable in accordance with their terms; provided, however, that no Option which has previously been exercised or otherwise terminated shall become exercisable.

          16. Assignments and Transfers. Except as otherwise determined by the Committee, neither any Award nor any right or interest of a Participant under the Plan in any instrument evidencing any Award under the Plan may be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution.

          17. No Implied Rights. No officer, Director, Employee or other person shall have a right to be selected as a Participant or, having been so selected, to be selected again as a Participant and no officer, Director, Employee or other person shall have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Company or any Affiliate. Neither the Plan nor any action taken hereunder shall be construed as giving any Employee any right to be retained in the employ of the Company or any Affiliate.

          18. Delivery and Registration of Stock. The Company’s obligation to deliver Shares with respect to an Award shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Participant to whom such Shares are to be delivered, in such form as the Company shall determine to be necessary or advisable to comply with the provisions of the Securities Act or any other applicable federal or state securities law. It may be provided that any such representation requirement shall become inoperative upon a registration of the Shares or other action eliminating the necessity of such representation under the Securities Act or other securities law. The Company shall not be required to deliver any Shares under the Plan prior to (a) the admission of such shares to listing on any stock exchange or quotation system on which Shares may then be listed or quoted, and (b) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation, as the Company shall determine to be necessary or advisable.

          19. Withholding Tax. Prior to the delivery of any Shares or cash pursuant to an Award, the Company has the right and power to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company Shares already owned for a period of at least six months and having a value equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount that the Committee determines, not to exceed the amount determined by using the maximum federal, state and local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined for these purposes. For these purposes, the value of the Shares to be withheld or delivered will be equal to the Market Value as of the date that the taxes are required to be withheld.

          20. Termination, Amendment and Modification of Plan. The Board may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Plan; provided, however, that to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or Section 422 of the Code (or any other applicable law or regulation, including requirements of any stock exchange or quotation system on which the Shares are listed or quoted), shareholder approval of any Plan amendment shall be obtained in such a manner and to such a degree as is required by the applicable law or regulation; and provided further, that no termination, amendment or modification of the Plan shall in any manner affect any Award theretofore granted pursuant to the Plan without the consent of the Participant to whom the Award was granted.

          21. Effective Date and Term of Plan. The Plan shall become effective upon its adoption by the Board of Directors and shareholders of the Company and shall continue in effect for a term of ten years after the date of adoption unless sooner terminated under Section 20 hereof.

          22. Governing Law. The Plan and Award Agreements will be construed in accordance with and governed by the internal laws of the State of Indiana.

          23. Shareholder Rights. Except to the extent provided with respect to an Award of Restricted Stock in accordance with Section 10, no Participant shall have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award unless and until certificates representing the Shares shall have been issued and delivered to the Participant.

          24. Code Section 409A Standards. The Plan, and all Awards and all instruments evidencing Awards pursuant to the Plan, shall be effected, interpreted, and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations (the “Section 409A Standards”). To the extent that any terms of the Plan, an instrument evidencing an Award, or an Award would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Section 409A of the Code, those terms are to that extent superseded by the applicable Section 409A Standards.

Adopted by the Board of Directors NorthWest
Indiana Bancorp effective as of March 16, 2005

Adopted by the Shareholders of NorthWest Indiana
Bancorp effective as of , 2005

NORTHWEST INDIANA BANCORP
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

I hereby appoint the official proxy committee of the Board of Directors of NorthWest Indiana Bancorp (the “Company”), or any member thereof, my proxies, with power of substitution, to vote all shares of the Company’s Common Stock which I am entitled to vote at the Annual Meeting of Shareholders, to be held at the Corporate Center of Peoples Bank, 9204 Columbia Avenue, Munster, Indiana, on Wednesday, April 20, 2005, at 8:30 A.M., and at any adjournment, as follows:

1. ELECTION OF DIRECTORS	FOR nominees listed below (except those stricken below) ❒	WITHHOLD AUTHORITY to vote for all nominees listed below ❒

Frank J. Bochnowski	Lourdes M. Dennison	Joel Gorelick

(INSTRUCTIONS: To withhold authority to vote for any individual nominee strike through that nominee’s name above.)

2. PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE CHIZEK AND COMPANY LLC, as the independent registered public accounting firm for the fiscal year ending December 31, 2005.

❒ FOR	❒ AGAINST	❒ ABSTAIN

3. PROPOSAL TO ADOPT THE AMENDED AND RESTATED 2004 STOCK OPTION AND INCENTIVE PLAN

❒ FOR	❒ AGAINST	❒ ABSTAIN

4. In their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on the other side)

(Continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREON AND, IN THE ABSENCE OF SPECIFICATION, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR ALL OTHER PROPOSALS.

Please sign exactly as name appears below. When shares are held by two or more persons, all of them should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person. Receipt of Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders is hereby acknowledged.

Signature	Signature if Held Jointly

	Date	, 2005

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.